                                                                     EXHIBIT 12

                  TRANSCONTINENTAL GAS PIPE LINE CORPORATION
                  ------------------------------------------

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              -------------------------------------------------
                                ($ THOUSANDS)

                                                     Post-Acquisition                         Pre-Acquisition
                                                     ---------------- |-----------------------------------------------------------
                                                      For the Period  | For the Period
                                                        January 18,   |    January 1,
                                                         1995, to     |     1995, to              Years Ended December 31,
                                                       December 31,   |   January 17,    -----------------------------------------
                                                           1995       |     1995            1994      1993       1992       1991
                                                     ---------------- |--------------    ---------  --------   --------   --------
                    Description                                       |
                    -----------                                       |
                                                                      |
Earnings Available for Fixed Charges:                                 |
                                                                      |
     Net Income (Loss) .................................. $  86,589   |$       (9,662)   $ 110,726  $  94,225  $  73,543  $ (59,663)
                                                                      |
           Plus - Interest expense, portion of rents                  |
                  representative of the interest factor               |
                  and amortization of debt expense,                   |
                  discount and premium ..................    61,947   |         3,156       72,373     74,259     84,520    123,590
                - Federal income taxes ..................    66,819   |        (2,734)      72,364     38,593     53,180     63,604
                - Deferred federal income taxes .........   (17,404)  |         4,577      (23,669)     1,767    (25,353)  (101,331)
                - State and municipal income taxes ......     5,063   |           466        9,038      8,981      6,152     (2,363)
                                                          ---------   |     ---------    ---------  ---------  ---------  ---------
                      Total ............................. $ 203,014   |     $  (4,197)   $ 240,832  $ 217,825  $ 192,042  $  23,837
                                                          =========   |     =========    =========  =========  =========  =========
                                                                      |
     Fixed Charges                                                    |
          Interest on long-term debt .................... $  52,214   |     $   2,472    $  54,126  $  55,899  $  61,367  $  65,319
          Other interest expense ........................     3,215   |           125        5,201      6,569     11,360     47,818
          Portion of rents representative of interest                 |
          factor ........................................     7,836   |           593       13,426     11,992     11,946     10,611
          Amortization of debt expense, discount and                  |
          premium .......................................       334   |            48        1,044      1,011      1,056      1,271
                                                          ---------   |     ---------    ---------  ---------  ---------  ---------
                      Total ............................. $  63,599   |     $   3,238    $  73,797  $  75,471  $  85,729  $ 125,019
                                                          =========   |     =========    =========  =========  =========  =========
                                                                      |
     Ratio of Earnings to Fixed Charges .................   3.19      |       (a)          3.26       2.89       2.24       (a)
                                                           ======     |      ======       ======     ======     ======     ======

(a) Earnings were inadequate to cover fixed charges for the period January 1, 1995 to January 17, 1995 and for the year ended December 31, 1991 by $7.4 million and $101.2 million, respectively.

     For the purpose of the ratio (i) earnings consist of income or loss before fixed charges and income taxes for the Company, and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction for interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor for the Company.